Exhibit 99.d6

SUB-ADVISORY AGREEMENT

This Sub-Advisory Agreement (the “Agreement”) between Context Advisers III, LLC (“Context Advisers”), a Delaware limited liability company, and Granite Peak Asset Management, LLC (“Sub- Adviser”), a Delaware limited liability company, is dated as of September 30, 2016 and shall become effective as set forth in Section 10, below.

RECITALS

(1)          Context Advisers has entered into an Investment Advisory Agreement dated as of September 30, 2016 (“Management Agreement”), with Context Capital Funds (the “Trust”), an open-end management investment company registered under the Investment Company Act of 1940, as amended (“1940 Act”), with respect to the Context Strategic Global Equity Fund (the “Fund”); and

(2)          Context Advisers is authorized, subject to the approval of the Board of Trustees of the Trust and the approval of the Fund’s shareholders (if required), to retain one or more sub-advisers to furnish certain investment advisory services to Context Advisers and the Fund; and

(3)          Context Advisers desires to retain the Sub-Adviser as a sub-adviser to the Fund to furnish certain investment advisory services to the Fund; and

(4)          The Sub-Adviser is willing to furnish such services.

Now therefore, in consideration of the premises and mutual covenants herein contained, Context Advisers and the Sub-Adviser agree as follows:

1.           Appointment. Context Advisers hereby appoints the Sub-Adviser as the investment sub-adviser with respect to the Fund for the period and on the terms set forth in this Agreement. The Sub-Adviser accepts that appointment and agrees to render the services herein set forth, for the compensation herein provided.

2.           Duties as Sub-Adviser.

(a)          Subject to the supervision and direction of the Trust’s Board of Trustees (the “Board”) and review by Context Advisers, and the Investment Guidelines, as defined infra, and any other written guidelines adopted by the Board or Context Advisers and provided to the Sub-Adviser, the Sub-Adviser will provide a continuous investment program for the Fund, including investment research and discretionary management with respect to all securities, instruments and any other investments and cash equivalents in the Fund. The Sub-Adviser will determine from time to time what investments will be purchased, retained or sold by the Fund. The Sub-Adviser will be responsible for placing purchase and sell orders for the Fund [and for other related transactions for the Fund]. For the purpose of clarity, the Sub-Adviser shall not have custody of assets or be responsible for any custody related expenses or fees). The Sub-Adviser understands that the Fund intends to qualify or to continue to qualify as a regulated investment company under Subchapter M of the Internal Revenue Code, as amended (“Code”) and, in connection with that intention, the Sub-Adviser shall (i) follow the Trust’s or Context Advisers’ written policies and procedures, or other written directions or guidelines provided by the Trust or Context Advisers to the Sub-Adviser, designed to ensure such qualification; and (ii) rely on and comply with Context Advisers’ interpretation of the tax treatment, with respect to Subchapter M, of certain derivatives or other instruments that may be used by the Sub-Adviser in managing the Fund. The Sub-Adviser will provide services under this Agreement in accordance with the Fund’s investment objective, policies and restrictions as stated in the Fund’s Prospectus and Statement of Additional Information included in the Trust’s currently effective registration statement under the 1940 Act, and any amendments or supplements thereto (“Registration Statement”). The Sub-Adviser, on each business day (as such term is defined in the Registration Statement), shall provide Context Advisers and the Trust’s custodian such information as Context Advisers and the Trust’s custodian may reasonably request relating to all transactions concerning the Fund.

Context Advisers hereby designates and appoints the Sub-Adviser as Context Advisers’ and the Fund’s limited purpose agent and attorney-in-fact, without further prior approval of Context Advisers (except as expressly provided for herein or as may be required by law) to make and execute, in the name and on behalf of the Fund, all agreements, instruments and other documents and to take all such other action which the Sub-Adviser considers necessary or advisable to carry out its duties hereunder. By way of example and not by way of limitation, in connection with any purchase for the Fund of securities or instruments that are not registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), the Sub-Adviser shall have the full power and authority, among other things, to: (i) commit to purchase such securities for the Fund on the terms and conditions under which such securities are offered; (ii) represent that the Fund is an “accredited investor” as defined in Rule 501 (a) of Regulation D under the Securities Act; and (iii) commit that such securities will not be offered or sold by the Fund except in compliance with the registration requirements of the Securities Act or an exemption therefrom. This power-of-attorney is a continuing power-of-attorney and shall remain in full force and effect until revoked by Context Advisers or the Trust in writing, but any such revocation shall not affect any transaction initiated prior to receipt by the Sub-Adviser of such notice.

When investing in non-US securities, the Sub-Adviser is responsible for identifying and complying with all applicable laws and regulations of the jurisdiction in which the security is traded. In connection with investments in foreign securities, the Sub-Adviser shall comply with any applicable foreign ownership limits or levels (FOL’).

(b)          The Sub-Adviser agrees that it will not consult with any other sub-adviser (“Other Sub-Adviser”) for the Fund, the Trustor another series thereof concerning any transaction by the Fund in securities or other assets, including (i) the purchase by the Fund of a security issued by the Other Sub-Adviser, or an affiliate of the Other Sub-Adviser, to the Trust or Fund except as permitted by the 1940 Act or (ii) transactions by the Fund in any security for which the Other Sub-Adviser, or its affiliate, is the principal underwriter.

(c)          Context Advisers and the Sub-Adviser acknowledge and agree that the Sub-Adviser is required to comply with the Fund’s investment objective, investment strategies and restrictions described in Fund’s prospectus and statement of additional information, as may be amended from time to time (the “Investment Guidelines”) in connection with the Sub-Adviser’s discharge of its duties and responsibilities hereunder. The Sub-Adviser is not responsible for any investment activities of the Trust other than with respect to the investment management responsibilities relating to the Fund set forth herein.

Unless otherwise instructed by Context Advisers or the Trust, and to the extent applicable, the Sub-Adviser agrees that it will be responsible for voting proxies of issuers of securities held by the Fund. The Sub-Adviser further agrees that it has adopted or will adopt written proxy voting procedures that shall comply with the requirements of the 1940 Act and the Investment Advisers Act of 1940, as amended (“Advisers Act”) (“Proxy Voting Policy”), and that shall be acceptable to the Board. The Sub-Adviser shall also provide its Proxy Voting Policy, and if requested by Context Advisers a summary of such Proxy Voting Policy for inclusion in the Trust’s registration statement, and will provide Context Advisers with any material amendment to the Proxy Voting Policy within a reasonable time after such amendment has taken effect. To the extent applicable, the Sub-Adviser agrees that it will provide the Board on or before August 1st of each year, or more frequently as the Board may reasonably request, with a written report of the proxies voted, if any, during the most recent 12-month period ending June 30, or such other period as the Board may designate, in a format that shall comply with the 1940 Act and that shall be acceptable to the Board.

(d)          [RESERVED]

(e)          Consistent with Section 28(e) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and applicable regulations and interpretations of the Securities and Exchange Commission thereunder, the Sub-Adviser may allocate brokerage on behalf of the Fund to a broker-dealer who provides research services. The Sub-Adviser agrees that it will place orders with brokers in accordance with the Sub-Adviser’s best execution/brokerage policies, taking into account price as an important factor in this decision, provided that, the Sub-Adviser may with the written consent of Context Advisers (where such consent may be in the form of electronic mail), use brokers that provide the Sub-Adviser with research, analysis, advice and similar services to execute portfolio transactions on behalf of the Fund, and the Sub-Adviser may obligate the Fund to pay to those brokers in return for brokerage and research services a higher commission than may be charged by other brokers, subject to the Sub-Adviser’s determination in good faith that such commission is reasonable in terms either of the particular transaction or of the overall responsibility of the Sub-Adviser to the Fund and its other clients and that the total commissions paid by the Fund will be reasonable in relation to the benefits to the Fund over the long term. In no instance will portfolio securities be purchased from or sold to Context Advisers or the Sub-Adviser, the Trust’s principal underwriter, or any affiliated person thereof, except in accordance with the federal securities laws and the rules and regulations thereunder.

The Sub-Adviser may aggregate sales and purchase orders with respect to the assets of the Fund with similar orders being made simultaneously for other accounts advised by the Sub-Adviser or its affiliates. Whenever the Sub-Adviser simultaneously places orders to purchase or sell the same security on behalf of the Fund and one or more other accounts advised by the Sub-Adviser, the orders will be allocated as to price and amount among all such accounts in a manner believed to be equitable over time to each account. Context Advisers recognizes that in some cases this procedure may adversely affect the results obtained for the Fund. Notwithstanding the foregoing, Context Advisers acknowledges and agrees that certain best execution practices described in this Section 2. (e) may not apply to the fixed income securities market.

Subject to the Sub-Adviser’s obligations, as applicable, to seek best execution, Context Advisers agrees that the Sub-Adviser may place transactions on behalf of the Fund and the Trust with any broker-dealer deemed to be an affiliate (including affiliated futures clearing merchants (FCMs ) of the Sub-Adviser (the “Affiliated Broker-Dealers”) so long as such transactions are effected in accordance with Rule 17e-1 and Rule 10f-3 under the 1940 Act, and the Trust’s policies and procedures related thereto and Section 11(a)(1)(H) of the 1934 Act.

Context Advisers further authorizes the Sub-Adviser and its Affiliated Broker-Dealers to execute agency cross transactions (the “Cross Transactions”) on behalf of the Fund and the Trust, subject to the written consent of Context Advisers; provided, however, that such written consent may be in the form of electronic mail. Sub-Adviser shall effect any such Cross Transactions in compliance with Rule 206(3)-2 under the Advisers Act, Rule 17a-7 under the 1940 Act, and any other applicable provisions of the federal securities laws and shall provide Context Advisers with periodic reports describing such agency cross transactions. Context Advisers understands that the authority of the Sub-Adviser to execute agency Cross Transactions for the Fund is terminable at will without penalty, effective upon receipt by the Sub-Adviser of written notice from Context Advisers, and that the failure to terminate such authorization will result in its continuation.

(f)           The Sub-Adviser shall maintain separate detailed records of all matters pertaining to the Fund, including, without limitation, brokerage and other records of all securities transactions. Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the 1940 Act that are prepared or maintained by the Sub-Adviser on behalf of the Trust are the property of the Trust and will be surrendered promptly to the Trust upon request, except that the Sub-Adviser may, at its own expense, make copies of such records. The Sub-Adviser further agrees to preserve for the periods prescribed in Rule 31a-2 under the 1940 Act the records required to be maintained under Rule 31a-1 under the 1940 Act, and will furnish the Board and Context Advisers with such periodic and special reports as the Board or Context Advisers may reasonably request.

The Sub-Adviser shall cooperate with the Fund’s independent public accountants and shall take reasonable action to make all necessary records and information available to the accountants for the performance of the accountant’s duties with respect to the accountant’s contractual obligations to the Fund.

(g)          At such times as shall be reasonably requested by the Board or Context Advisers, the Sub-Adviser will provide the Board and Context Advisers with economic, market and/or investment analyses and reports as well as quarterly reports setting forth the performance of the Fund.

(h)          In accordance with procedures adopted by the Board, as amended from time to time (which amendments will be provided in writing to the Sub-Adviser), the Sub-Adviser is responsible for assisting the Board and Context Advisers in the fair valuation of all portfolio securities in the Fund, to the extent any such securities must be fair valued, and will use its reasonable efforts to arrange for the provision of a price or prices from one or more parties independent of the Sub-Adviser for each portfolio security for which the custodian does not obtain prices in the ordinary course of business from an automated pricing service.

The Sub-Adviser also will provide such information or perform such additional acts, upon the reasonable request of the Trust or Context Advisers, as are within the scope of the Sub-Adviser’s duties under this Agreement and as may be required for the Trust or Context Advisers to comply with their respective obligations with respect to the Fund under applicable federal securities laws, including, without limitation, the 1940 Act, the Advisers Act, the 1934 Act, the Securities Act, and any rule or regulation thereunder.

3.           Further Duties. In all matters relating to the performance of this Agreement, the Sub-Adviser will report to Context Advisers and Board on matters related to the Sub-Adviser that are material to the Sub-Adviser’s services to the Fund; seek to act in conformity with the Declaration of Trust, By-Laws and, as applicable to the Fund, the Registration Statement, the Sub-Adviser’s policies and procedures with respect to the Fund, the Trust’s policies and procedures for compliance by the Trust with the Federal Securities Laws (as that term is defined in Rule 38a-1 under the 1940 Act) provided to the Sub-Adviser (together, the “Compliance Procedures”), and with the written instructions and written directions of the Board and Context Advisers; and will comply with the requirements of the 1940 Act, and the Advisers Act, and the rules under each, the Code, and all other federal and state laws and regulations applicable to the Trust and the Fund with respect to the Sub-Adviser. Context Advisers agrees to provide to the Sub-Adviser copies of the Compliance Procedures, written instructions and directions of the Board and Context Advisers, and any amendments or supplements to any of these materials as soon as practicable after such materials become available. The Sub-Adviser shall not be responsible for complying with a new policy or procedure, or change to an existing policy or procedure, until such policy, procedure or change has been provided to the Sub-Adviser in writing. Each party further agrees to identify to the other party in writing any broker-dealers that are affiliated with such party and Context Advisers will identify to the Sub-Adviser in writing any broker-dealers that are affiliated with the Fund.

In order to assist Context Advisers, Context Adviser’s CCO (“Adviser CCO”) and the Trust to satisfy the requirements contained in Rule 38a-1 under the 1940 Act, the Sub-Adviser shall provide to the Adviser CCO: (i) direct access to the Sub-Adviser’s chief compliance officer and/or other senior compliance personnel, as reasonably requested by the Adviser CCO; (ii) quarterly reports confirming that the Sub-Adviser has complied with the Compliance Procedures and the Sub-Adviser Compliance Procedures (as defined below) in managing the Fund; and (iii) quarterly certifications that there were no Material Compliance Matters (as that term is defined by Rule 38a-1(e)(2)) that arose under the Compliance Procedures or the Sub-Adviser Compliance Procedures (as defined below) that related to the Sub-Adviser’s management of the Fund.

The Sub-Adviser has provided, or shall promptly provide, the Adviser CCO with copies of: (i) the Sub-Adviser’s policies and procedures for compliance by the Sub-Adviser with the Federal Securities Laws (together, the “Sub-Adviser Compliance Procedures”), and (ii) any material changes to the Sub-Adviser Compliance Procedures. The Sub-Adviser shall cooperate fully with the Adviser CCO so as to facilitate the Adviser CCO’s performance of the Adviser CCO’s responsibilities under Rule 38a-1 to review, evaluate and report to the Trust’s Chief Compliance Officer and Board on the operation of the Sub-Adviser Compliance Procedures, and shall promptly report to the Adviser CCO any Material Compliance Matter arising under the Sub-Adviser Compliance Procedures involving the Fund. At least annually, the Sub-Adviser shall provide a certification to the Adviser CCO to the effect that the Sub-Adviser has in place and has implemented policies and procedures that are reasonably designed to ensure compliance by the Sub-Adviser with any applicable Federal Securities Laws, subject to such interpretations as may be contained in the Compliance Procedures.

Within fifteen days of the end of the last calendar quarter of each year that this Agreement is in effect, a duly authorized officer of the Sub-Adviser shall certify to Context Advisers that the Sub-Adviser has complied with the requirements of Rule 17j-1 during the previous year and that there has been no material violation of the Sub-Adviser’s code of ethics or, if such a violation has occurred, that appropriate action was taken in response to such violation. Upon the written request of Context Advisers, the Sub-Adviser shall permit Context Advisers, its employees or its agents to examine the reports required to be made by the Sub-Adviser pursuant to Rule 17j-1(c)(1) and all other records relevant to the Sub-Adviser’s code of ethics.

The Sub-Adviser will promptly provide Context Advisers with information (including information that is required to be disclosed in the Trust’s registration statement) with respect to the portfolio managers responsible for the Fund and any changes in the portfolio managers responsible for the Fund.

The Sub-Adviser will promptly notify Context Advisers of any pending investigation, material litigation, administrative proceeding or any other significant regulatory inquiry.

The Sub-Adviser will cooperate promptly and fully with Context Advisers and/or the Trust in responding to any regulatory or compliance examinations or inspections (including information requests) relating to the Trust, the Fund or Context Advisers brought by any governmental or regulatory authorities having appropriate jurisdiction (including, but not limited to, the Securities and Exchange Commission (“SEC”)).

4.           Expenses. During the term of this Agreement, the Sub-Adviser will bear all expenses incurred by it in connection with its services under this Agreement. The Sub-Adviser shall not be responsible for any expenses incurred by the Trust, the Fund or Context Advisers, except as otherwise specifically provided herein.

If the Sub-Adviser fails to provide accurate material information for inclusion in the Fund’s Prospectus or Statement of Additional Information and that omission or inaccuracy directly results in the need to republish and redistribute the Prospectus or any disclosure supplement as required by law, the Sub-Adviser agrees to reimburse Context Advisers or the Trust for reasonable associated costs upon the request of Context Advisers. Similarly, in the event of a change in control of the Sub-Adviser (through sale or other), the Sub-Adviser agrees to reimburse Context Advisers or the Trust for reasonable costs associated with the distribution of a proxy statement, supplement to the Prospectus and Statement of Additional Information, or special Board meeting, if required, upon the request of Context Advisers.

5.           Compensation.

(a)          For the services provided and the expenses assumed by the Sub-Adviser pursuant to this Agreement, Context Advisers, not the Fund, will pay to the Sub-Adviser out of Context Advisers’ own profits a fee, computed daily and payable monthly, at an annual rate of the Fund’s average daily net assets set forth in Annex A hereto, which fee shall be computed in the manner specified in Annex A hereto.

(b)          The fee shall be accrued daily and payable monthly to the Sub-Adviser on or before the last business day of the next succeeding calendar month.

(c)          For those periods in which Context Advisers has agreed to waive all or a portion of its management fee, Context Advisers may ask the Sub-Adviser to waive some portion of its fees, but the Sub-Adviser is under no obligation to do so.

(d)          If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be pro-rated according to the proportion which such period bears to the full month in that such effectiveness or termination occurs.

6. Limitation of Liability.

(a)          The Sub-Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund, the Trust or its shareholders or by Context Advisers in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. The Sub-Adviser acknowledges that the federal securities laws impose liabilities under certain circumstances on persons who have a fiduciary duty toward their clients and, therefore, nothing herein shall in any way constitute a waiver or limitation of any rights which Context Advisers or the Trust may have under any federal securities laws.

(b)          In no event will the Sub-Adviser have any responsibility for any other portfolio of the Trust or for the acts or omissions of any Other Sub-Adviser to the Fund, the Trust or another series thereof. In particular, the Sub-Adviser shall have no responsibility for the Fund’s being in violation of any applicable law or regulation or investment policy or restriction applicable to the Fund as a whole or for the Fund’s failing to qualify as a regulated investment company under the Code unless such violation is directly attributable to the Sub-Adviser’s breach of its standard of care (as set forth in Section 6(a).

(c)          The Trustees of the Trust and the shareholders of the Fund shall not be personally liable for any obligations of the Trust or of the Fund under this Agreement, and the Sub-Adviser agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Trust or the Fund to which the Sub-Adviser’s rights or claims relate in settlement of such rights or claims, and not to the Trustees of the Trust or the shareholders of the Fund.

(d)          The parties hereto acknowledge and agree that the Fund is a third-party beneficiary as to the obligations undertaken by the Sub-Adviser under this Agreement.

Nothing in this section shall be deemed a limitation or waiver of any obligation or duty that may not by law be limited or waived.

7.           Representations of Sub-Adviser. The Sub-Adviser represents, warrants and agrees as follows:

(a)          The Sub-Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has met, and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify Context Advisers of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

(b)          The Sub-Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act and will provide Context Advisers and the Board with a copy of such code of ethics, together with evidence of its adoption.

(c)          The Sub-Adviser has provided Context Advisers with a copy of its Form ADV, as most recently filed with the SEC, and promptly will furnish a copy of all amendments to Context Advisers at least annually.

(d)          The Sub-Adviser will notify Context Advisers of any change of control of the Sub-Adviser, including any change of its general partners or 25% shareholders or 25% limited partners, as applicable, and any changes in the key personnel who are either the portfolio manager(s) of the Fund or senior management of the Sub-Adviser, prior to such change, to the extent such prior notice is possible.

(e)          The Sub-Adviser agrees that neither it nor any of its affiliates, will in any way refer directly or indirectly to its relationship with the Trust, the Fund, Context Advisers or any of their respective affiliates known to the Sub-Adviser in offering, marketing or other promotional materials without the express written consent of Context Advisers, or an authorized representative thereof.

(f)           The Sub-Adviser hereby represents that it has implemented policies and procedures reasonably designed to prevent the disclosure by it, its employees or its agents of the Trust’s portfolio holdings to any person or entity other than Context Advisers, the Trust’s custodian, or other persons expressly designated by Context Advisers. The Sub-Adviser further represents that it implemented policies and procedures reasonably designed to prevent it, its employees and agents from trading on the basis of any material non-public information provided by Context Advisers, the Trust, their affiliates or agents.

(g)          The Sub-Adviser hereby represents, warrants and agrees that: (1) it is currently registered with the Commodity Futures Trading Commission (the “CFTC”) as a commodity pool operator and is a member of the National Futures Association (the “NFA”), and, if required in connection with this Agreement, will continue to be so registered for so long as this Agreement remains in effect; (2) it will comply with the Commodity Exchange Act (the “CEA”) and the rules of the CFTC and the NFA to the extent applicable; and (3) it will provide all information reasonably required by Context Advisers to fulfill any disclosure and reporting obligations of Context Advisers with respect to the Fund under the CEA and the rules of the CFTC and the NFA.

8.           Representations of Context Advisers. Context Advisers represents, warrants and agrees as follows:

(a)    Context Advisers (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement or its investment advisory agreement with the Trust; (iii) has met, and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify the Sub-Adviser of the occurrence of any event that would disqualify Context Advisers from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

(b)          Context Advisers has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act.

(c)          Context Advisers will notify the Sub-Adviser of any change of control of Context Advisers, including any change of its general partners or members, 25% shareholders and/or 25% limited partners, as applicable, prior to such change, to the extent such prior notice is possible.

(d)          Context Advisers agrees that it and its affiliates (including the Trust and the Fund), as well as any of their respective affiliates, will not in any way refer directly or indirectly to the Sub-Adviser in offering, marketing or other promotional materials, including marketing materials relating to the Fund, without the express written consent of the Sub-Adviser, or an authorized representative thereof, such consent not to be unreasonably withheld or delayed. Where marketing materials are developed in consultation with the Sub-Adviser, no material modifications may be made to content provided by the Sub-Adviser without the written approval of the Sub-Adviser’s CCO, such approval not to be unreasonably withheld or delayed. A copy of all marketing materials shall be provided to the Sub-Adviser.

(e)          Context Advisers represents that it has implemented policies and procedures reasonably designed to prevent it, its employees and agents from trading on the basis of any material non-public information provided by the Sub-Adviser, the Trust, their affiliates or agents.

(f)           Context Advisers represents, warrants and agrees that it shall provide the Sub-Adviser such information, including information relating to shareholders of the Fund, as the Sub-Adviser may reasonably require, including such information that will enable the Sub-Adviser to comply with its obligations under federal and state securities laws and the rules and regulations thereunder, including, but not limited to, the Advisers Act and Rule 206(4)-5 thereunder.

9.           Services Not Exclusive. The services furnished by the Sub-Adviser hereunder are not to be deemed exclusive, and except as the Sub-Adviser may otherwise agree in writing, the Sub-Adviser shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby. Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of the Sub-Adviser, who may also be a trustee, officer or employee of the Trust, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

10.         Duration and Termination.

(a)          This Agreement shall become effective upon the date that the investment operations commence, provided that this Agreement shall not take effect unless it has first been approved (i) by a vote of the Trustees, including a majority of those trustees of the Trust who are not parties to this Agreement or interested persons of any such party (“Independent Trustees”), cast in person at a meeting called for the purpose of voting on such approval, and (ii) by vote of a majority of the Fund’s outstanding voting securities, unless Context Advisers has authority to enter into this Agreement pursuant to exemptive relief from the SEC without a vote of the Fund’s outstanding voting securities.

(b)          Unless sooner terminated as provided herein, this Agreement shall continue in effect for two years from its effective date. Thereafter, if not terminated, this Agreement shall continue automatically for successive periods of twelve months each, provided that such continuance is specifically approved at least annually (i) by a vote of a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Board or by vote of a majority of the outstanding voting securities of the Fund.

(c)          Notwithstanding the foregoing, this Agreement may be terminated at any time, without the payment of any penalty, by vote of the Board or by a vote of a majority of the outstanding voting securities of the Fund on 30 days written notice to the Sub-Adviser. This Agreement may also be terminated, without the payment of any penalty, by Context Advisers; (i) upon 120 days written notice to the Sub-Adviser; (ii) upon material breach by the Sub-Adviser of any of the representations, warranties, duties and agreements set forth in Paragraph 2, 3 or 7 of this Agreement that has not been cured within 5 days, if capable of cure; or (iii) immediately if, in the reasonable judgment of Context Advisers, the Sub-Adviser becomes substantially unable to discharge all of its duties and obligations under this Agreement, including circumstances such as financial insolvency of the Sub- Adviser. The Sub-Adviser may terminate this Agreement at any time, without the payment of any penalty, on 120 days written notice to Context Advisers. This Agreement will terminate automatically in the event of its assignment or upon termination of the Management Agreement, as it relates to the Fund. For purposes of this agreement, a change of control of Sub-Adviser under the 1940 Act shall be considered an assignment that shall trigger an automatic termination.

11.          Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought. To the extent required by applicable law, no amendment of this Agreement shall be effective until approved (i) by a vote of the Board, including a majority of the Independent Trustees, and (ii) if the terms of this Agreement shall have changed, by a vote of a majority of the Fund’s outstanding voting securities if required by the 1940 Act and interpretations of the SEC staff thereunder.

12.         Governing Law. This Agreement shall be construed in accordance with the 1940 Act and the laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof. To the extent that the applicable laws of the State of Delaware conflict with the applicable provisions of the 1940 Act, the latter shall control.

13.         Confidentiality. Each of Context Advisers and the Sub-Adviser will treat as proprietary and confidential any information obtained in connection with its duties hereunder, including all records and information pertaining to Context Advisers or the Sub-Adviser, as applicable, and the Fund and its prior, present or potential shareholders. Neither Context Advisers nor the Sub-Adviser will use such information for any purpose other than the performance of its responsibilities and duties hereunder or otherwise in connection with its services to the Fund. Such information may not be disclosed except after prior notification to and approval in writing by the Fund or if such disclosure is expressly required or requested by applicable federal or state or other regulatory authorities.

14.         Use of Name.

(a) It is understood that the name Context Advisers, or Context Asset Management, or any derivative thereof or logo associated with such names, is the valuable property of Context Advisers and/or its affiliates, and that Sub-Adviser has the right to use such name (or derivative or logo) only with the approval of Context Advisers and only so long as Context Advisers is the investment adviser to the Trust and/or the Fund.

(b) It is understood that the name Granite Peak Asset Management or any derivative thereof or logo associated with that name, is the valuable property of the Sub-Adviser and its affiliates and that, subject to Section 8(d) of this Agreement, the Trust and/or the Fund have the right to use such names (or derivative or logo) in offering materials of the Trust and for so long as the Sub-Adviser is a Sub-Adviser to the Fund. Upon termination of this Agreement, the Trust shall forthwith cease to use such names (or derivatives or logo).

15.         Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors. As used in this Agreement, the terms majority of the outstanding voting securities, affiliated person, interested person, assignment, broker, investment adviser, net assets, sale, sell and security shall have the same meanings as such terms have in the 1940 Act, subject to such exemption as may be granted by the SEC by any rule, regulation or order. Where the effect of a requirement of the federal securities laws reflected in any provision of this Agreement is made less restrictive by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order. This Agreement may be signed in counterpart.

16.         Notices. Any notice herein required is to be in writing and is deemed to have been given to the Sub-Adviser or Context Advisers upon receipt of the same at their respective addresses set forth below. All written notices required or permitted to be given under this Agreement will be delivered by personal service, by postage mail return receipt requested or by facsimile machine or a similar means of same delivery which provides evidence of receipt (with a confirming copy by mail as set forth herein). All notices provided to Context Advisers will be sent to the attention of: John Canning, 401 City Avenue Suite 800, Bala Cynwyd, PA 19004 (jcanning@contextam.com; 484-430-1007). All notices provided to the Sub-Adviser will be sent to the attention of: Michelle Sullivan, 450 Sport Hill Rd, Easton, CT 00612 (michelle@granitepeakglobal.com; 203-220-9610).

In witness whereof, the parties hereto have caused this instrument to be executed by their duly authorized signatories as of the date and year first above written.

Context Advisers III, LLC

401 City Avenue Suite 800

Bala Cynwyd, PA 19004

By:	/s/ John N. Culbertson

Name: John N. Culbertson

Title: President/CIO

Granite Peak Asset Management, LLC

450 Sport Hill Rd

Easton, CT 06612

By:	/s/ Daken Vanderburg

Name: Daken Vanderburg

Title: Founder/CIO